EXHIBIT 99.1

Harvard Apparatus Regenerative Technology Provides Business Update and Reports Second Quarter 2015 Financial Results

-Conference call to be held at 5:00 p.m. ET today-

Holliston, MA, August 13, 2015 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a biotechnology company developing bioengineered organs for life-threatening conditions, today provided a business update and reported unaudited financial results for the three months ended June 30, 2015.

“We have made tremendous progress in recent months with the development of our second-generation bioengineered organ implant products,” said Jim McGorry, Chief Executive Officer of HART. “I took this job because I deeply believe in HART’s technology, my ability to add value, and our commitment to patients and shareholders. HART has evolved from a research bioreactor company working with a single external surgeon to an integrated biotechnology company collaborating with recognized leaders in regenerative medicine like Mayo Clinic and Connecticut Children’s Medical Center. We are poised to make significant further progress over the coming 18 months, including key preclinical and regulatory achievements.”

Business Overview

Our central focus continues to be the development of bioengineered organs for life-threatening conditions. HART has built a dedicated internal team of materials scientists, engineers and biologists who are working with our collaborators at Mayo Clinic and Connecticut Children’s Medical Center to bring our products to the patients who need them as quickly as possible.

For the past several months our scientific efforts have focused primarily on making sure that we addressed the body response issues encountered by our first-generation trachea product design. Our second-generation scaffold is engineered to better guide the repair of tissue during the body’s natural healing process. We started by selecting a different chemistry for the scaffold and refined several microstructural properties as well. We have done considerable work and extensive mechanical and biological testing of our second-generation scaffold. As a result, we believe that we have developed the right combination of product characteristics to restore the function of the airways or the esophagus and to guide the repair of the patient’s own tissue by the body’s natural healing process.

We look forward to confirming the improvements in our second-generation platform by conducting large-animal studies at Mayo Clinic along with their team of regenerative medicine experts. We expect to conduct 30-day in-life studies in the fourth quarter that will provide the key data to determine if our second-generation scaffolds are ready for use in patients.

“We believe positive results from these studies would support the use of a second-generation product in compassionate use surgeries,” said Saverio La Francesca, M.D., Chief Medical Officer and Executive Vice President of HART.

The intended use of our first-generation product was for diseases of the trachea. As our development team was designing and testing improvements, we refined several properties so that the same fundamental product design could be used for additional indications such as the bronchi and the esophagus. This multi-indication or platform approach is intended to allow a sophisticated but single product design to guide the repair of a patient’s own tissue in three different indications. This efficient use of resources has the potential to expand our market opportunity significantly. Over the upcoming months we will continue to explore the development and regulatory pathway for each indication. We believe the versatility and efficiency of our platform approach will add considerable value to our development opportunities.

Assuming we receive positive data from the preclinical studies with Mayo Clinic, we expect to file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) and a Clinical Trial Application (CTA) with the European Medicines Agency (EMA) for our first indication coming from our bioengineered organ implant platform during 2016.

Given the significant improvements to our platform, we expect to file an amendment to our current orphan drug designation with the FDA, which was granted for the HART-Trachea in September 2014. Additionally, we expect to file our orphan drug application with the EMA for the second-generation product in 2016. Over the upcoming months we will continue to evaluate and advance the preclinical and regulatory filing requirements for the different indications of our bioengineered organ implant platform.

Jim McGorry continued, “I am excited about our potential value-creation opportunities over the upcoming 18 months. We have made tremendous progress and we have a plan for bringing our potential life-extending platform to patients.”

Financial Update

•	Cash used in operations in Q2 2015 - $2.0 million
•	Cash used in operations YTD - $3.7 million

Second Quarter Reported Results

Net loss was $4.5 million, or $0.44 per diluted share, for the three months ended June 30, 2015 compared to a net loss of $2.5 million, or $0.32 per diluted share, for the same period in 2014. The unfavorable year-to-year quarterly net loss comparison was primarily due to a $2.1 million increase in non-cash stock-based compensation expense related to the acceleration of vesting and extension of stock options made to David Green, the Company’s former CEO, at the time of his resignation in April 2015 in accordance with his employment agreement.

For the three months ended June 30, 2015, the Company used net cash of $2.0 million for operations, and used $15,000 for capital expenditures. At June 30, 2015, the Company had cash on hand of $10.1 million and had no debt.

Year-to-Date Reported Results

Net loss was $7.1 million, or $0.74 per diluted share, for the six months ended June 30, 2015 compared to a net loss of $5.5 million, or $0.71 per diluted share, for the same period in 2014. The unfavorable year-to-year net loss comparison was primarily due to a $2.1 million increase in non-cash stock-based compensation expense, primarily related to the acceleration of vesting and extension of stock options made to David Green, the Company’s former CEO, at the time of his resignation in April 2015 in accordance with his employment agreement partially offset by a decrease of $0.5 million in stock-based compensation to other employees.

For the six months ended June 30, 2015, the Company used net cash of $3.7 million for operations, raised $8.6 million in net proceeds in an equity offering and used $21,000 for capital expenditures.

Frequently Asked Questions (FAQ)

Q: What are the improvements of the second-generation product over the first-generation product?

A: We started by selecting a more elastic material for the scaffold, and refined several microstructural properties to minimize the likelihood of eliciting a negative response from the body toward the product. We also changed the type of cell that we seed onto the scaffold prior to implantation, though we still use the patient’s own cells. This cell type will better guide the patient’s natural healing processes and should therefore lead to better incorporation of the implanted product into the tissues surrounding it. We believe that this refined combination of product characteristics will lead to a better regenerative response from the body, leading to a more natural restoration of organ function than we observed with the first-generation scaffold.

Q: When will HART’s product next be used in humans?

A: We expect to conduct preclinical studies examining our second-generation platform products with Mayo Clinic in the fourth quarter of 2015. We will be able to evaluate the impact that the new design has on modulating the body response that follows any implant, consistent with the biological activity of the product. By design, these types of studies are meant to provide relevant information and the initial perspective necessary to advance our second-generation products into clinical trials. The preclinical work will also provide a strong foundation for subsequent development and we are moving ahead accordingly. We expect that a positive outcome of these studies and our ongoing internal work will give us a very clear path to support U.S. or European hospitals in doing compassionate use cases in people.

Q: What do you mean by “product platform”?

A: As we worked to improve the first-generation trachea product, we changed the product’s design significantly. In doing so, we moved to a more sophisticated design that we believe will allow us to treat conditions of the bronchi and esophagus, in addition to conditions of the trachea, with the same product design. This multi-product or multi-indication treatment capability with the same product design is what we are referring to as a product platform.

Q: Give the platform approach, is the trachea still expected to be the first indication?

A: We believe that our second generation platform shows great potential in three indications for treating conditions of the trachea, bronchi and esophagus. The completion of our initial preclinical studies with Mayo Clinic will provide clarity as to which product would allow HART to bring our life-saving technology to the greatest number of patients in the shortest amount of time.

Q: Is HART still working with Dr. Macchiarini?

A: No, there is no ongoing relationship between HART and Dr. Macchiarini. We discontinued our collaboration with Dr. Macchiarini approximately one year ago and have not worked with him since that time.

Conference Call Information:

The Company will host a conference call today at 5:00 p.m. ET to discuss its second quarter financial results and operations. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 877-407-8293, or toll/international 201-689-8349, and referencing Harvard Apparatus Regenerative Technology, Inc. An audio webcast will also be available at http://public.viavid.com/index.php?id=115675.

If you are unable to listen to the live conference call, a replay will be available within approximately 3 hours from the end of the call through 11:59 p.m. ET on August 20, 2015 and will be accessible by dialing toll-free 877-660-6853, or toll/international 201-612-7415, and referencing conference ID “13615845”. The replay will also be made available at the web link above and on the company’s web site, www.harvardapparatusregen.com.

About Harvard Apparatus Regenerative Technology
Harvard Apparatus Regenerative Technology is a biotechnology company developing bioengineered organs for life-threatening conditions. The Company’s technology initially is focused on restoring organ function to a patient’s airways or esophagus.

Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the regulatory approval of the HART-Trachea or any other HART products, by the FDA, EMA, MHRA or otherwise, which approvals may not be obtained on a timely basis or at all, success with respect to any collaborations, clinical trials and other development and commercialization efforts pertaining to HART’s products including our HART-Trachea and any other product pertaining to the airway or esophagus, which such success may not be achieved or obtained on a timely basis or at all; anticipated future earnings or other financial measures, and the continued availability of a market for the HART securities; any continued benefits of our spin-off from Harvard Bioscience. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Corporate:

Jim McGorry

President and CEO

jmcgorry@hartregen.com

Tom McNaughton

CFO

tmcnaughton@hartregen.com

Tel: 774-233-7321

Fax: 774-233-7302

Investors and Media:

Kristina Coppola
LaVoieHealthScience

617-374-8800, ext. 105

kcoppola@lavoiehealthscience.com

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014

Revenues	$73	$23	$73	$46
Cost of revenues	37	12	37	24
Gross profit	36	11	36	22

Operating expenses:
Research and development	1,053	1,214	2,235	2,431
Sales and marketing	83	88	190	164
General and administrative	3,399	1,242	4,730	2,966
Total operating expenses	4,535	2,544	7,155	5,561

Operating loss	(4,499)	(2,533)	(7,119)	(5,539)

Other income (expense), net	-	-	(3)	-

Loss before income taxes	(4,499)	(2,533)	(7,122)	(5,539)
Income taxes	-	-	-	-

Net loss	$(4,499)	$(2,533)	$(7,122)	$(5,539)

Basic and diluted net loss per share	$(0.44)	$(0.32)	$(0.74)	$(0.71)
Weighted average common shares, basic and diluted	10,303	7,816	9,592	7,788

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION

(unaudited, in thousands)

	June 30,	December 31,
	2015	2014

ASSETS
Cash	$10,127	$5,272
Other current assets	455	556
Property, plant and equipment, net	1,199	1,376

Total assets	$11,781	$7,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	590	710
Total stockholders' equity	11,191	6,494

Total liabilities and stockholders' equity	$11,781	$7,204

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED CONDENSED CASH FLOW INFORMATION

(unaudited, in thousands)

	Six Months ended June 30,
	2015	2014

Cash flows used in operating activities:
Net loss:	$(7,122)	$(5,539)
Non-cash items included in net loss	3,409	1,622
Changes in assets and liabilities	3	108
Net cash used in operating activities	(3,710)	(3,809)

Cash flows used in investing activities:
Net cash used in investing activities	(21)	(495)

Cash flows from financing activities:
Proceeds from issuance of common and convertible preferred stock, net	8,594	358
Net cash provided by financing activities	8,594	358

Effect of exchange rate changes on cash	(8)	3
Net increase (decrease) in cash	4,855	(3,943)
Cash at the beginning of the period	5,272	14,008
Cash at the end of the period	$10,127	$10,065